Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Natera, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(r) (1)	13,144,500	(2)	$35.00	$460,057,500	0.00011020	$50,698.34
Fees Previously Paid	—	—	—	—			—		—
	Total Offering Amounts						$460,057,500		$50,698.34
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$50,698.34

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)	Includes 1,714,500 shares of common stock that the underwriters have an option to purchase.